SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the registrant [x]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement.               [ ] Confidential, for use of the
                                                   Commission only (as permitted
                                                   by Rule 14a-6(e)(2)).

[ ] Definitive proxy statement.

[x] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                         Allstate Financial Corporation
          ------------------------------------------------------------
              (Name of the Registrant as Specified In Its Charter)

          ------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (check the appropriate box):

[x] No fee required.


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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1.   Title of each class of securities to which transaction applies:

 ....................................................................

2.   Aggregate number of securities to which transaction applies:

 ....................................................................

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 ....................................................................

4.  Proposed maximum aggregate value of transaction:

 ....................................................................

5.  Total fee paid:

 ....................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.  Amount Previously Paid:

 ....................................................................

2.  Form, Schedule or Registration Statement No.:

 ....................................................................

3.  Filing Party:

 ....................................................................

4.  Date Filed:

 ....................................................................

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[LOGO]


                                                                  April 15, 1998

                  AN IMPORTANT MESSAGE TO ALLSTATE SHAREHOLDERS
                 DON'T BE MISLED BY TIM EWING AND HIS NOMINEES!

Dear Fellow Shareholder:

         You will soon receive proxy materials from a dissident self-styled "independent shareholders/directors committee" backed by Value Partners, Ltd., and its principal, Tim Ewing, looking for your vote in their attempt to take control of the Board of Directors and management of Allstate Financial Corporation. As part of their effort to solicit your support for their hand picked nominees, Tim Ewing and Value Partners want you to believe that the value of your investment in Allstate will increase if you turn control of Allstate over to him and his five nominees. EWING WANTS YOU TO GIVE HIM CONTROL OF YOUR BOARD AND YOUR COMPANY, BUT HE'S NOT WILLING TO PAY YOU A PREMIUM FOR YOUR SHARES!

         What does that tell you? In our view, Ewing and his group believe that there is hidden value which the market has not yet recognized in your Company. WE AGREE!

         However, we believe that current management and our proposed slate of directors are in the best position to deliver that unrealized value and that Ewing and his nominees may destroy it. Accordingly, we urge you to support your management's slate by signing, dating and mailing the enclosed GOLD proxy card.

                         TIM EWING AND VALUE PARTNERS --
                        NO PLANS. NO PROGRAMS. NO PEOPLE.

         Mr. Ewing offers you five self-styled "independent" nominees, who are nothing more than his hand picked nominees. Four of the Ewing group's nominees currently serve on your Company's Board of Directors. During their tenure on the Board, none of these nominees have offered anything constructive to Allstate and its shareholders, and we do not believe they can.

         THEY OFFER YOU NO CONCRETE PLANS FOR THE FUTURE OF ALLSTATE, NO CONCRETE PROGRAM AS TO HOW THEY WOULD RUN THE COMPANY AND NO PEOPLE WHO HAVE THE CAPACITY TO MANAGE IT.





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               NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, YOUR
                VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE
                           ENCLOSED GOLD PROXY TODAY.
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



                 CONSIDER THE CONSEQUENCES OF GRANTING CONTROL
                           TO EWING AND HIS NOMINEES

         If Ewing and his nominees take control of your Company, management believes that there will be drastic repercussions which will have an immediate and adverse effect upon the Company, its business and its financial position.

       o CUSTOMER INSTABILITY -- Existing customers and sources of referral business (including the Company's largest source of referral business) have indicated that they may take their business elsewhere.

       o MANAGEMENT INSTABILITY -- Key members of the new management team may resign or be terminated.

       o FINANCIAL INSTABILITY -- The Company's existing credit facilities have "change in control" provisions which would be triggered if the Ewing group and its nominees take control.

             ASK YOURSELF -- CAN YOU AFFORD EWING AND HIS NOMINEES?

            WE DIDN'T ASK FOR A FIGHT -- WE OFFERED EWING FAIR BOARD
                REPRESENTATION -- BUT HE REJECTED OUR PROPOSAL.
                                HE WANTS CONTROL!

         Ewing currently holds approximately 21% of the Company's outstanding shares of common stock, but in management's opinion, as a result of his violation of the Virginia Control Share Acquisition Statute, he may only be entitled to vote approximately 8.5% of the outstanding shares of the Company's common stock held by him. A Federal Judge in the United States District Court for the Eastern District of Virginia will consider this issue. We anticipate a decision prior to the Annual Meeting of Shareholders.

         However, in order to avoid a costly and disruptive proxy contest, I proposed to Mr. Ewing that the size of the Board be reduced to five members from ten members. I offered Mr. Ewing the right to designate one of the five nominees -- outright -- and, in conjunction with management, to designate two more of the remaining four nominees. I gave him the opportunity to participate in the selection of 60% of the nominees who would stand for election.

         EWING REJECTED MY PROPOSAL BECAUSE, IN MY OPINION, HE WANTS CONTROL OF YOUR BOARD AND YOUR COMPANY WITHOUT PAYING YOU A PREMIUM FOR YOUR SHARES.


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                          ALLSTATE'S FUTURE IS BRIGHT!

         Since I became President and Chief Executive Officer of Allstate on July 1, 1996, your Company has reported six consecutive profitable quarters and, shortly, expects to report its seventh consecutive profitable quarter. In addition, calendar year 1997 was the Company's most profitable of the last five years.

         Since  July 1,  1996,  I and our new  management  team  implemented  an
aggressive  plan  to  restore  the  Company's   financial   health  and  enhance
shareholder value by, among other things --


       o Restoring  Profitability  Through a Sharper  Focus on Bottom  Line
         Results

       o Reducing Costs by 17.1% in 1997

       o Improving Risk Management Policies, resulting in

                  --    A Dramatic Reduction in Write-Offs

                        o $1.7 million in 1997 compared with approximately $4-5 million each year from 1993-1996

                        o  A significant decline in Non-Performing Assets

       o Recruiting Key New Members of the Company's Management Team from Outside the Company, including Strengthening the Company's Sales Force

       o Increasing the Company's Customer Base by more than 30%

       o Implementing a Customer Retention Policy for Lower Risk Borrowers/ Customers

       o Expanding the Company's Business Lines into Asset Based Lending and Traditional Factoring

         Tim Ewing and Value Partners aren't the only ones who realize that the market has undervalued Allstate and that its fortunes are on the upswing. The founders of your Company, WHO TOGETHER OWN APPROXIMATELY 21% OF THE SHARES OF ALLSTATE'S COMMON STOCK, also believe that your Company's new management team is on the right track and are committed to supporting management's new slate of nominees.

            WE HAVE CREATED AN OUTSTANDING SLATE OF NOMINEES WHO WILL
                   REPRESENT THE INTERESTS OF ALL SHAREHOLDERS

         In order to provide a corporate governance structure which is workable and independent, management is proposing a slate of five highly qualified nominees, only one of whom -- the undersigned -- is a member of management. The nominees, each of whom is committed to representing the best interests of all shareholders, are as follows --

       o David P. Bindeman -- A prominent Washington real estate developer for nearly 30 years with no prior affiliation or association with Allstate or its management. Mr. Bindeman has served as General Partner, President and Chairman of Landmark Realty, Inc. During his distinguished career, Mr. Bindeman has also served as a director of a number of institutions in the financial services industry.

       o Wayne M. Lee -- A prominent investment banker with no prior affiliation or association with Allstate or its management. Mr. Lee is Chairman of Ryan, Lee & Co., Inc. and was a former Managing Director of Bankers Trust Company and its BT Securities Corp. subsidiary, as well as a senior member of its Merchant Banking Group.

       o John V. Pollock -- A prominent Washington banker with no prior affiliation or association with Allstate or its management who has more than 35 years of experience in the banking industry. Mr. Pollock is currently Executive Vice President and Chief Lending Officer of Sequoia National Bank. Mr. Pollock has also served as an independent director of a number of corporations, both public and private, including those in the financial services industry.

       o Alan L. Freeman -- Mr. Freeman has been a Director of the Company since 1995 and is currently the managing partner of an accounting firm. Mr. Freeman was formerly a partner with Deloitte & Touche LLP.

       o Craig Fishman -- President and Chief Executive Officer of Allstate and a Director of Allstate since 1995.

         Each of the above-named individuals is committed to ensuring that all actions taken are in the best interests of all of the Company's shareholders and are not beholden to one faction or group.

         Election of management's slate represents the opportunity for truly independent governance and support for the Company's plan to restore financial health and build shareholder value by

            -- FOCUSING ON THE COMPANY'S CUSTOMER RETENTION STRATEGY

       -- CONTINUING ITS VIGILANCE IN RISK MANAGEMENT AND COST CONTROL AND
          REDUCTION

            -- GROWING THE COMPANY'S LOAN PORTFOLIO AND CUSTOMER BASE

            -- EXPANDING THE COMPANY'S ASSET BASED LENDING ACTIVITIES

Ask yourself -- Is the grab for control by the Ewing group really in the best financial interest of the Company and all of its shareholders?

THE ANSWER IS CLEARLY NO! REMEMBER EWING AND HIS NOMINEES OFFER YOU NO PLANS, NO
                              PROGRAMS, NO PEOPLE!

                          THE ANNUAL MEETING IS MAY 12.
                           VOTE YOUR GOLD PROXY TODAY

         The best choice for a well-qualified, independent Board committed to the best interests of all shareholders is management's slate of candidates. These candidates are committed to enhancing the Company's current business and increasing the positive momentum now underway.

         Please take a moment to vote your GOLD proxy today. If you have questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc. which is assisting us, at (800) 322-2885 toll-free or (212) 929-5500 (call collect).

         We appreciate your continued support of Allstate Financial.

                                                     Sincerely,
                                                     /s/Craig Fishman
                                                     -------------------
                                                     Craig Fishman
                                                     President and Chief
                                                       Executive Officer

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                                   IMPORTANT!

1. Be sure to vote on the GOLD proxy. We urge you not to sign the WHITE proxy which may be furnished to you by the Ewing group. Remember, each properly executed proxy you submit revokes all prior proxies.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct him to vote "FOR" your management's nominees on the GOLD proxy.

3. If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                            MACKENZIE PARTNERS, INC.

                           Call Toll Free 800-322-2885
                            or Collect (212) 929-5500

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